SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 12, 2010

SUNRISE ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11248	84-0938688
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

San Antonio Tech Center Building
3463 Magic Drive Suite 425
San Antonio, TX 78829
(Address of Principal Executive Offices) (Zip Code)

210 861 8353
(Issuer Telephone number, including area code)

Item 5.01                      Changes in Control of the Registrant

On June 12, 2010, the transaction contemplated by Schedule 14F-1 filed by Sunrise Energy Resources, Inc. on May 18, 2010 became effective due the fulfillment of all conditions precedent. As a result, Burisma Holdings Limited the holder of 16,503,817 shares of common stock of Sunrise Energy Resources, Inc. representing approximately 69.67% for good and valuable consideration transferred all their shares in Sunrise Energy Resources, Inc. to the following new shareholders:

Cambridge Securities of Panama, a Panama company which is owned by Luis Hernandez Garcia of San Antonio, Texas received 12,082,325 shares;
Coral Canyon Innovations, Inc., a Nevada corporation received 1,105,373 shares;
Montego Blue Enterprises, Corp., a Nevada corporation received 1,105,373 shares;
Vermillion Consulting Corp., a Nevada corporation received 1,105,373 shares; and
Middle Island Consortium, a Nevada corporation received 1,105,373 shares;

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

(b)           Resignation and Appointment of Directors and certain officers

In accordance with the transaction contemplated by Schedule 14F-1 filed by Sunrise Energy Resources, Inc. on May 18, 2010, effective June 12, 2010 the Company’s directors Konstantin Tsiryulnikov and Leon Golden resigned from their positions. In addition, Konstantin Tsiryulnikov resigned as Chief Executive Officer of the Company and Roman Livson resigned as Chief Financial Officer of the Company. Their resignation was not based on any disagreement with the Company, known to any executive officer or director of the Company, on any matter relating to the Company’s operations, policies or practices. Upon their departure, Dean McCall was appointed as the Company’s sole director, Chief Executive Officer and Secretary.

Item 8.01                      Other events

On June 12, 2010 the Company’s address changed to:

San Antonio Tech Center Building
3463 Magic Drive Suite 425
San Antonio, TX 78829

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunrise Energy Resources, Inc.

Dated: June 14, 2010	By:	/s/ Dean McCall
Chief Executive Officer